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                                                                            NEWS

Contact:  Richard Russack                               FOR IMMEDIATE RELEASE
          (817) 352-6425

        Burlington Northern Santa Fe Announces Three-for-One Stock Split

                 Dividend To Be Raised 20% on Post-Split Stock


          FORT WORTH, Texas, July 16, 1998 -- The Board of Directors of Burlington Northern Santa Fe Corporation (BNSF) (BNI: NYSE) today announced a three-for-one stock split in the form of a stock dividend and a 20 percent increase in the common stock dividend on the post-split stock.

          "This action reflects our progress to date and the Board's confidence in our ability to fully realize the tremendous potential of our company," said Robert D. Krebs, BNSF Chairman, President and Chief Executive Officer. "The Board also believes that a stock split will result in a market price for BNSF stock that will be attractive to a broader spectrum of investors," Krebs pointed out.

          The record date for the stock split is August, 17, 1998. New shares will be issued for all shareholders, effective September 1, 1998. No action is required on the part of shareholders.

          "The October 1st dividend check for the post-split stock will be based on the new rate of $0.12 per share per quarter," Krebs announced. This is equivalent to $0.36 per share per quarter on a pre-split basis compared with the previous $0.30 per share quarterly dividend rate. The record date for BNSF's third quarter cash dividend payout is September 14, 1998.

          BNSF has approximately 158 million shares outstanding.

          BNSF operates one of the largest railroads in North America with 34,000 route miles of track in 28 states and two Canadian provinces.


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